WEBSENSE, INC.

Q3 2006 EARNINGS RELEASE (PAGE 1)

Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Kate Patterson	Cas Purdy
Websense, Inc.	Websense, Inc.
(858) 320-8072	(858) 320-9493
kpatterson@websense.com	cpurdy@websense.com

N E W S   R E L E A S E

Websense Announces Record Revenue and Increased Billings for Q3’06

Continued International Strength and Renewed Growth in North America Drive Billings Above $53 Million

SAN DIEGO, October 24, 2006—Websense, Inc. (NASDAQ: WBSN), a global leader in web security and web filtering productivity software, today announced its financial results for the third quarter ended September 30, 2006.

            Revenue in the third quarter was a record $46.1 million, an increase of 20 percent from the third quarter of 2005. Net income calculated using generally accepted accounting principles (GAAP) was $8.5 million, or 18 cents per diluted share. Third quarter non-GAAP net income, which excludes stock-based compensation expense and the related tax effects, was $11.5 million or 25 cents per diluted share, an increase of 14 percent from the third quarter of 2005.

            Billings for the third quarter were $53.3 million, an increase of 13 percent from the third quarter of 2005. Billings represent the full amount of subscription contracts billed to customers during the quarter. The difference between billings booked and revenue recognized in the third quarter resulted in an increase in deferred revenue of $7.2 million from the end of June, bringing total deferred revenue to $189.4 million at the end of September.

            “We were able to improve our year-over-year growth rate and exceed our guidance for billings in the third quarter due to continued strength in international markets and renewed growth in North America,” said Gene Hodges, Websense chief executive officer. “While we still have work to do to complete the transition to a pure channel distribution model, we believe that our expanded commitment to indirect distribution encouraged resellers in North America to close new business and upgrade renewing subscriptions.  Internationally, we continued to benefit from the growth in the total number of internet-connected employees and from market share gains, especially in developing regions of Europe and Asia.”

The company ended the third quarter of 2006 with $300.4 million in cash and investments, a decrease of approximately $38 million from the end of the second quarter, and zero debt. During the quarter, the company generated approximately $19.5 million in net operating cash flow and used

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approximately $58.3 million to repurchase three million shares of the company’s common stock at an average price of $19.44.

Recent Business and Product Development Highlights

In addition to recognizing record revenue, highlights from the third quarter included:

•                  Announcement of a new distribution agreement for the United States and Canada with Ingram Micro Inc., the world’s largest technology distributor, and a new North American channel partner program designed to boost partner profitability and success. The new program includes deal registration, lead distribution, technical support, and expanded training, education and certification programs.

•                  Announcement of Deep Content Control™ technology that acts as a “digital data guardian” to help control how sensitive data can leave the organization and under what circumstances. This new data leakage solution will integrate classification of internal data with detailed knowledge of destination sites to allow managers to define and automate detailed policies to protect their confidential information.

•                  Announcement of the Websense® Content Gateway™ (WCG) web proxy and cache technology, which will integrate with Websense Enterprise™ and Websense Web Security Suite™ to provide web content control and visibility along with improved web responsiveness. The integrated solution is currently available as part of the WebBlazer™ web threat management solution, a secure and flexible unified threat management (UTM) platform from Crossbeam Systems, and will be offered on additional appliance and UTM platforms in the fourth quarter of 2006.

•                  Attainment of Microsoft Gold Certified Partner status, with a competency in security solutions. This recognition brings enhanced access to Microsoft resources, training and support, allowing Websense to serve joint channel partners and customers.

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Additional Quarterly Business Metrics

	Q3'06	Q2'06	Q3'05

Seats under subscription	24.5 million	24.1 million	22.4 million
Billings of security-related products	49%	44%	23%
New business revenue (% of total)	33%	35%	35%
International revenue (% of total)	37%	36%	33%
Average annual contract value	$9,200	$8,700	$8,000
Attach rate for add-on products	63%	63%	58%
Average contract duration (months)	22.7	22.4	22.8
Renewal rate (based on # of customers)	75-80%	75-80%	75-80%

Fourth Quarter 2006 Outlook

Websense provides guidance on its anticipated financial performance for the coming quarter based on its assessment of the current business environment and historical seasonal trends in its business. In providing quarterly guidance, the company emphasizes that its forward-looking statements are based on current expectations and disclaims any obligation to update the statements as conditions change. For the fourth quarter of 2006:

•                  Billings are expected to be in the range of $69 to $72 million.

•                  Subscription revenue is expected to be in the range of $47.5 to $48 million.

•                  Stock-based compensation expense, reported in compliance with FAS 123R, is expected to total approximately $5.5 million.

•                  Both GAAP and non-GAAP gross margin, which excludes stock-based compensation expense, are expected to be approximately 92 percent of revenue.

•                  GAAP operating margin is expected to be 20 to 21 percent of revenue. Non-GAAP operating margin, which excludes stock-based compensation expense, is expected to be 31 to 32 percent of revenue.

•                  The GAAP effective tax rate is expected to be approximately 38 percent.  The non-GAAP effective tax rate, based on a pre-tax income calculation that excludes stock-based compensation expense, is expected to be approximately 35 percent.

•                  Fully diluted shares outstanding are expected to be approximately 45 million shares, depending upon the amount and timing of shares repurchased, if any.

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•                  Based on the above revenue and expense structure and expected fully diluted shares outstanding, GAAP earnings are expected to be approximately 16 to 17 cents per diluted share. Non-GAAP earnings per diluted share, excluding stock-based compensation expense and related tax effects, are expected to be approximately 24 to 25 cents.

Conference Call

Websense is hosting a conference call and simultaneous webcast today at 4:30 p.m. EDT (1:30 pm PDT), to discuss these results. To participate in the call, investors should dial (800) 479-9001 (domestic) or (719) 457-2618 (international) 10 minutes prior to the scheduled start of the call. The webcast may be accessed via the internet at www.websense.com/investors. An audio archive of the webcast will be available on the company’s website through December 31, 2006, and a taped replay of the call will be available for one week at (888) 203-1112 or (719) 457-0820, passcode 4361200.

Non-GAAP Financial Measures

This press release provides financial measures for net income and earnings per diluted share that exclude stock-based compensation expense and the related tax effects, are therefore are not calculated in accordance with generally accepted accounting principles (GAAP). Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance that enhances management’s and investors’ ability to evaluate the company’s operating results and to compare current operating results with historical operating results prior to the adoption of FAS 123R. A reconciliation of the GAAP and non-GAAP income statements for the third quarter is provided at the end of this press release.

This press release also includes financial measures for billings that are not numerical measures that can be calculated in accordance with generally accepted accounting principles (GAAP). Websense provides this measurement in press releases reporting financial performance because this measurement provides a consistent basis for understanding the company’s sales activities in the current period. The company believes the billings measurement is useful to investors because the GAAP measurements of revenue and deferred revenue in the current period include subscription contracts commenced in prior periods. A reconciliation of billings and deferred revenue for the third quarter of 2006 is set forth at the end of this press release.

About Websense, Inc.

Websense, Inc. (NASDAQ: WBSN), a global leader in web security and web filtering software, is trusted to protect 24 million employees worldwide. Websense proactively discovers and immediately protects

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customers against web-based threats such as spyware, phishing attacks, viruses and crimeware with maximum protection and minimal effort. With diverse partnerships and integrations, Websense enhances our customers' network and security environments. For more information, visit www.websense.com.

#  #  #

Websense and Websense Enterprise are registered trademarks of Websense, Inc. in the United States and certain international markets. Websense has numerous other unregistered trademarks in the United States and internationally. All other trademarks are the property of their respective owners.

This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Websense’s results to differ materially from historical results or those expressed or implied by such forward-looking statements.  All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates” and similar words.  These statements may include, among others, plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; statements regarding planned investments in our channel strategy and the expected benefits of the investment; any statements regarding future economic conditions or financial or operating performance; statements of belief and any statements of assumptions underlying any of the foregoing.  The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, risks associated with changing distribution models and the potential for short term disruptive effects on new customer sales; customer acceptance of the company’s services, products and fee structures; the success of Websense’s brand development efforts; the volatile and competitive nature of the Internet industry; changes in domestic and international market conditions and the entry into and development of international markets for the company’s products; risks relating to intellectual property ownership; and the other risks and uncertainties described in Websense’s public filings with the Securities and Exchange Commission, available at (<http://www.sec.gov>).  Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

Tables to follow

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Websense, Inc.

Consolidated Income Statements

(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005

Revenue	$46,068	$38,300	$132,651	$108,508

Cost of revenue	3,873	2,829	10,955	7,830

Gross margin	42,195	35,471	121,696	100,678

Operating expenses:
Selling and marketing	21,309	13,770	58,245	39,970
Research and development	5,954	4,091	16,932	12,122
General and administrative	5,535	3,145	15,968	8,954
Total operating expenses	32,798	21,006	91,145	61,046
Income from operations	9,397	14,465	30,551	39,632
Other income, net	2,784	1,535	8,240	3,690
Income before income taxes	12,181	16,000	38,791	43,322
Provision for income taxes	3,647	5,889	13,690	15,665
Net income	$8,534	$10,111	$25,101	$27,657

Basic net income per share	$0.19	$0.21	$0.53	$0.58
Diluted net income per share	$0.18	$0.21	$0.52	$0.56

Basic common shares	45,796	47,326	47,102	47,446
Diluted common shares	46,401	48,904	47,926	49,294

Financial Data:
Total deferred revenue	$189,399	$152,489	$189,399	$152,489

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Websense, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands, except per share amounts)

	September 30,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$46,033	$61,629
Marketable securities	254,323	258,760
Accounts receivable, net	40,673	50,570
Prepaid income taxes	—	1,962
Current portion of deferred income taxes	15,815	15,772
Other current assets	4,598	3,467
Total current assets	361,442	392,160

Property and equipment, net	5,656	4,923
Deferred income taxes, less current portion	10,146	6,043
Deposits and other assets	1,739	549

Total assets	$378,983	$403,675

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$2,140	$2,073
Accrued payroll and related benefits	8,647	8,476
Other accrued expenses	7,191	5,085
Income taxes payable	2,847	2,305
Current portion of deferred revenue	127,295	119,118
Total current liabilities	148,120	137,057

Deferred revenue, less current portion	62,104	60,807

Stockholders' equity:
Common stock	507	500
Additional paid-in capital	226,514	197,826
Treasury stock	(139,744)	(48,340)
Retained earnings	81,550	56,449
Accumulated other comprehensive loss	(68)	(624)
Total stockholders' equity	168,759	205,811

Total liabilities and stockholders' equity	$378,983	$403,675

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Websense, Inc.

Reconciliation of Billings to Deferred Revenue

(Unaudited and in thousands)

Deferred revenue balance June 30, 2006	$182,153
Billings third quarter 2006	53,314
Revenue recognized third quarter 2006	(46,068)
Deferred revenue September 30, 2006	$189,399

Websense, Inc.

Reconciliation of Consolidated Income Statements GAAP to Non-GAAP

(Unaudited and in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30, 2006			September 30, 2006

	SFAS 123R	SFAS 123R
	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP

Revenue	$46,068	$—	$46,068	$132,651	$—	$132,651

Cost of revenue	3,873	392	3,481	10,955	1,088	9,867

Gross margin	42,195	392	42,587	121,696	1,088	122,784

Operating expenses:
Selling and marketing	21,309	2,204	19,105	58,245	6,208	52,037
Research and development	5,954	927	5,027	16,932	2,659	14,273
General and administrative	5,535	1,797	3,738	15,968	5,077	10,891
Total operating expenses	32,798	4,928	27,870	91,145	13,944	77,201
Income from operations	9,397	5,320	14,717	30,551	15,032	45,583
Other income, net	2,784	—	2,784	8,240	—	8,240
Income before income taxes	12,181	5,320	17,501	38,791	15,032	53,823
Provision for income taxes	3,647	2,365	6,012	13,690	4,814	18,504
Net income	$8,534	$2,955	$11,489	$25,101	$10,218	$35,319

Diluted net income per share	$0.18	$0.07	$0.25	$0.52	$0.22	$0.74

Diluted common shares	46,401	46,401	46,401	47,926	47,926	47,926